Exhibit 4.5

DESCRIPTION OF SECURITIES

General

The following summary of certain material terms of CXApp Inc. (the “Company” or “CXApp”) securities is not intended to be a complete summary of the rights and preferences of such securities. You should refer to our amended and restated bylaws and our amended and restated certificate of incorporation, which are included as exhibits to our Annual Report on Form 10-K. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law, as applicable.

Authorized and Outstanding Stock

The amended and restated certificate of incorporation authorizes two classes of common stock, the Class A common stock and the Class C common stock. Our authorized capital stock will consist of 210,000,000 shares, $0.0001 par value per share, of which: 200,000,000 shares will be designated as Class A common stock; and 10,000,000 shares will be designated as Class C common stock. As of May 20, 2024, our issued and outstanding share capital consisted of: (i) 15,254,389 shares of common stock, held of record by approximately 93 holders, (ii) 0 shares of preferred stock and (iii) 21,031,862 warrants (as defined below). Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, the holders of common stock will be entitled to the payment of dividends on the common stock when, as and if declared by the CXApp board of directors (“Board”) in accordance with applicable law.

Voting Rights

Holders of common stock will be entitled to one vote for each share held as of the record date for determining stockholders entitled to vote on such matters, except as otherwise required by law.

Right to Receive Liquidation Distributions

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of CXApp, the funds and assets of CXApp that may be legally distributed to the stockholders will be distributed among the holders of the then outstanding common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Other Matters

All outstanding shares of the common stock will be fully paid and nonassessable. The common stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Preferred Stock

Under the terms of the certificate of incorporation, the Board is authorized, subject to limitations prescribed by the DGCL, to issue from time to time preferred stock in one or more series, and to determine and fix the number of shares of such series and such designations, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without approval by the stockholders. The Board is authorized to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without approval by the stockholders. The Board may also authorize the issuance of preferred stock with voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

Warrants

Public Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) April 13, 2023 which is 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire on March 15, 2028 or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

Private Placement Warrants

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of the business, and therefore we do not anticipate declaring or paying any cash dividends on common stock in the foreseeable future.

Anti-Takeover Provisions

Certain provisions of Delaware law, the amended and restated certificate of incorporation, and the amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of CXApp. They are also designed, in part, to encourage persons seeking to acquire control of CXApp to negotiate first with the Board.

Classified Board of Directors

The amended and restated certificate of incorporation provides that the Board is divided into three classes, designated Class I, Class II and Class III. Each class will be an equal number of directors, as nearly as possible, consisting of one third of the total number of directors constituting the entire board of directors. The term of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders following the effectiveness of the amended and restated certificate of incorporation, the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders following the effectiveness of the amended and restated certificate of incorporation, and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders following the effectiveness of the amended and restated certificate of incorporation. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the amended and restated certificate of incorporation provides that directors may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of CXApp entitled to vote at an election of directors.

Board of Directors Vacancies

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, and except as otherwise provided by law, the amended and restated certificate of incorporation authorizes only a majority of the remaining members of the Board (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), even though less than a quorum, to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Board will be permitted to be set only by a resolution of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

The amended and restated bylaws provide that the CXApp stockholders may take any action required or permitted to be taken at an annual or special meeting of stockholders by written consent in lieu of a meeting. The amended and restated certificate of incorporation and amended and restated bylaws further provide that special meetings of CXApp stockholders may be called only by the chairman of the Board, the Chief Executive Officer of CXApp or the Board pursuant to a resolution adopted by a majority of Board, and may not be called by any other person, including CXApp stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The amended and restated bylaws provide that CXApp stockholders seeking to bring business before CXApp’s annual meeting of stockholders, or to nominate candidates for election as directors at CXApp’s annual or a special meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the Secretary at CXApp’s principal executive offices (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (subject to certain exceptions), and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by CXApp. The amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude CXApp stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The amended and restated certificate of incorporation does not provide for cumulative voting.

Amendment of Amended and Restated Certificate of Incorporation Provisions

Amendments to the provisions of the amended and restated certificate of incorporation related to preferred stock; the management of the business and for the conduct of the affairs of CXApp; special meetings; liabilities of directors of CXApp; restrictions on any business combination with any interested stockholder; indemnification of directors and officers of CXApp; and forum require the affirmative vote of the holders of at least sixty six and two-thirds percent (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of CXApp entitled to vote thereon, voting together as a single class.

Authorized but Unissued Capital Stock

CXApp’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of CXApp by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

The amended and restated certificate of incorporation provides that, unless CXApp Is in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding (“Proceeding”) brought on behalf of CXApp; (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any of CXApp’s directors, officers, or stockholders to CXApp or its stockholders; (iii) any Proceeding arising pursuant to any provision of the DGCL, amended and restated certificate of incorporation or the amended and restated bylaws; (iv) any Proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (v) any Proceeding asserting a claim against CXApp or any current or former director, officer or stockholder governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce any liability or duty created by apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The amended and restated certificate of incorporation further provides that, unless CXApp consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These provisions may have the effect of discouraging lawsuits against CXApp or its directors and officers.

Limitations on Liability and Indemnification of Directors and Officers

The amended and restated certificate of incorporation provides that no director of CXApp shall have any personal liability to CXApp or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Amendments to these provisions shall not adversely affect any right or protection of a director of CXApp in respect of any act or omission occurring prior to the time of such amendment.

The amended and restated certificate of incorporation further provides that CXApp indemnify directors and officers to the fullest extent permitted by law. CXApp is also expressly authorized to advance certain expenses (including, without limitation, attorneys’ fees) to its directors and officers and to maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of CXApp against any expense, liability or loss, whether or not CXApp would have the power to indemnify such person against such expense, liability or loss under the DGCL.

In addition, CXApp entered into separate indemnification agreements with its directors and officers. These agreements, among other things, requires CXApp to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of CXApp’s directors or officers or any other company or enterprise to which the person provides services at CXApp’s request.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our common stock is listed on Nasdaq under the symbol “CXAI,” and our Warrants are listed on Nasdaq under the symbol “CXAIW.”

5